Exhibit 99.1


Gasco
-------
Energy



For Release at 8:00 AM EST on Wednesday, February 17, 2010

              Gasco Energy Announces 2009 Year-End Proved Reserves


DENVER - February 17, 2010 - Gasco Energy, Inc. (NYSE Amex: GSX) today announced 2009 year-end total proved reserves of 46.9 billion cubic feet of natural gas equivalent (Bcfe), comprised of 44.2 Bcf of natural gas and 451,000 barrels of liquids. The Company's reserve mix is 94% natural gas and 6% liquid hydrocarbons, including condensate volumes. At year-end 2009, 100% of the Company's reserves were classified as proved developed. By comparison, Gasco's total proved reserves at year-end 2008 were 53.1 Bcfe, all of which were classified as proved developed.


Proved Reserves Summary at December 31, 2009

-------------------------------------------------------------------------------
                                   2009          2008
                                  Proved        Proved
                       % of      Reserves       Reserves          %
  Category           Reserves     (Mcfe)         (Mcfe)          Chg.
------------------------------------------------------------------------------

Proved Developed
Producing                78%     36,664,000    41,940,000      (12.6%)

Proved Developed Non-
Producing                22%     10,271,000    11,135,000       (7.8%)

Proved Undeveloped        0%         --            --             0%
                        ----     ----------    ----------       -------

Total Proved             100%    46,935,000    53,075,000      (11.6%)
                         ====    ==========    ==========      =======
------------------------------------------------------------------------------



                                        Gas         Oil      Equivalents
Reserve Reconciliation                  Mcf         Bbl         Mcfe

Balance, December 31, 2008          50,909,000    361,000    53,075,000

 Extensions and discoveries          1,384,000     8,000      1,432,000

 Revisions of previous estimates    (3,788,000)   124,151    (3,043,245)

 Sales of reserves in place             --           --          --

 Production                         (4,275,000)   (42,151)   (4,528,000)
                                    -----------   --------   -----------
Balance, December 31, 2009          44,230,000    451,000    46,936,000
                                    ==========    =======    ==========

Proved Developed Reserves           44,230,000    451,000    46,936,000
                                    ==========    =======    ==========



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Gasco's proved reserves at December 31, 2009 were computed using the new SEC guidelines that went into effect for the reporting of year-end 2009 proved reserves. Commodity prices used in the calculating the economic quantities of reserves are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for the period January 2009 through December 2009. For natural gas volumes, the Wyoming pool spot price of $3.06 per million British thermal units (MMBtu) is adjusted by lease for energy content and transportation fees. For oil volumes, the average Utah Black Wax posted price of $46.26 per barrel is adjusted for quality and local price differential. For condensate volumes, the average Wyoming Southeastern area posted price of $46.98 per barrel, is adjusted for quality and local price differential. All prices are held constant throughout the lives of the properties.

Based on these prices, the estimated discounted net present value of Gasco's proved reserves, before projected income taxes, using a 10% per annum discount rate ("PV-10") was $35.6 million at December 31, 2009. For December 31, 2008, the SEC PV-10 number was $69.5 million and used net year-end commodity prices of $4.63 per Mcf of natural gas and $15.34 per barrel of crude oil. Proved reserves for 2008 were calculated using the previous SEC methodology whereby year-end commodity prices posted on December 31, 2008 were used to estimate reserve quantities.

All of the reserves valued in the report are located in Gasco's Riverbend Project area in Carbon, Duchesne, and Uintah Counties in Utah's Uinta Basin. Reserve estimates are engineered by independent reservoir engineering consultants, Netherland, Sewell & Associates, Inc. and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting bulletins. The proved reserves are also in accordance with Financial Accounting Standards Codification Topic 932, Extractive Activities - Oil and Gas. In accordance with SEC guidelines, reserve estimates do not include any probable or possible reserves which may exist for Gasco's properties.

While the Company has not completed its December 31, 2009 financial statements including its valuation of unproved properties, management does not believe that the Company will record an impairment charge of the carrying value of its proved oil and gas properties for the fourth quarter 2009.

Year-end 2009 Pricing Scenario for Reserves
Gasco also ran economic sensitivities at the December 31, 2009 Rockies price of $5.55 per MMBtu and $66.43 per barrel of liquids, adjusted for transportation and quality. The case presented is intended to show reserve sensitivities to the commodity prices. These sensitivity prices were selected because they are consistent with the prior SEC methodology utilizing year-end pricing. The below case should not be confused with Gasco's SEC 2009 proved reserves as outlined above and does not comply with SEC pricing assumptions, but does comply with all other definitions.

As indicated above, Gasco's 2009 estimated total proved reserves were approximately 46.9 Bcfe. Under the year-end 2009 pricing scenario, Gasco would have grown its proved reserves from 53.1 Bcfe at December 31, 2008 to 77.5 Bcfe, a 46% increase. Included in the year-end 2009 scenario is the addition of approximately 22.9 Bcfe of proved undeveloped reserves, or 29.5% of the total proved reserves for the year-end scenario. The Company includes this information because it believes it is an accurate presentation of the sensitivities to commodity prices and per-well economics. Based on year-end prices, the estimated discounted net present value of Gasco's proved reserves, before projected income taxes, using a 10% per annum discount rate, or PV-10, would have been $105.1 million at December 31, 2009. A comparison follows in the table below.



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


                       2009 Reserves under Year-end Pricing Scenario (non-SEC Case)
------------------------------ ------------------------ ------------------------- -------------------------
                                         Gas                       Oil                     Total
Category                                (Mcf)                    (Bbl)                     (Mcfe)
------------------------------ ------------------------ ------------------------- -------------------------

Proved Developed

   Producing                         40,264,000                 501,000                  43,270,000

   Non-Producing                     10,917,000                  81,000                  11,403,000

   Proved Undeveloped                21,888,000                 163,000                  22,866,000
                                     ----------                 -------                  ----------

Total Proved                         73,069,000                 745,000                  77,539,000
                                     ==========                 =======                  ==========

*December 31, 2009 gas pricing of Northwest Wyoming pool of $5.55 MMBtu and oil pricing of $66.43 per Bbl of liquids





                                Reserves in Natural Gas Equivalents (Mcfe)
--------------------------- ------------- -------------- ---------- -------------- ------------- ----------

                            2009 Proved    2008 Proved                Year-end     2008 Proved
Category                      Reserves      Reserves      % Chg.      2009 Case      Reserves     % Chg.

Proved Developed

   Producing                 36,664,000    41,940,000     (12.6%)    43,270,000     41,940,000     3.2%

   Non-Producing            10,271,000     11,135,000     (7.8%)     11,403,000     11,135,000     2.4%

   Proved Undeveloped            --            --           --       22,866,000         --          N/M
                            -----------    ----------      -----     ----------     ----------      ---

Total Proved                 46,935,000    53,075,000     (11.6%)    77,539,000     53,075,000     46.1%
                             ==========    ==========     =======    ==========     ==========     =====


2008 SEC reserves reflects YE pricing of $4.63 MMBtu and $15.34 per Bbl of liquids 2009 SEC reserves reflects 2009 average pricing of $3.06 per MMBtu and $46.26 per Bbl of liquids 2009 YE case assumes $5.55 per MMBtu and $66.43 per Bbl, the price on December 31, 2009


Management Comment
Commenting on year-end reserves, Gasco's president and CFO King Grant said: "Of particular importance in examining our 2009 reserves is the uplift we received from well performance, which was of course offset by the lower prices from the average pricing used to run our reserves. Approximately 4.5 Bcfe were added by well performance, while price accounted for a downward revision of 6.1 Bcfe. We believe that the 8.5% upward revision due to well performance is significant as our reserves outperformed the engineering model partially because of efforts in the field to optimize production. The downward revision due to price is simply a function of the lower commodity prices used in 2009's estimate which results in wells being forecast to hit their economic limit earlier.

"As reported previously, our 2010 completion and re-completion program began in early February and is planned to continue at the rate of two wells per month as we work through our inventory of three initial Mancos completions and 34 uphole recompletions. Seasonally strong gas prices and a contracting basis differential are in our favor. Service costs in the Uinta Basin have moderated and can allow us to take advantage of the favorable pricing on pressure pumping in order to improve our rate of return on the completion investment."

About Gasco Energy
Denver-based Gasco Energy, Inc. is natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region. Gasco's principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah,


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targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison
formations. To learn more, visit http://www.gascoenergy.com.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

Forward-looking Statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include the consummation of recently announced asset sales on a timely basis; inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; fluctuations in natural gas and oil prices; pipeline constraints; overall demand for natural gas and oil in the United States; changes in general economic conditions in the United States; our ability to manage interest rate and commodity price exposure; changes in the Company's borrowing arrangements; the condition of credit and capital markets in the United States; our ability to complete a sale of our gas gathering system and related assets; and other risks described under "Risk Factors" in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 4, 2009 and under "Risk Factors" in Item 1A of the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009 filed with the SEC on August 4, 2009.

Any of these factors could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations. When you consider these forward-looking statements, you should keep in mind these factors. All subsequent written and oral forward-looking statements attributable to the Company, or persons acting on its behalf, are expressly qualified in their entirety by these factors. Our forward-looking statements speak only as of the date made. The Company assumes no duty to update or revise its forward-looking statements based on changes in internal estimates or expectations or otherwise.

The SEC permits oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Beginning with year-end reserves for 2009, the SEC permits the optional disclosure of probable and possible reserves. Gasco has elected not to disclose the Company's probable and possible reserves in its filings with the SEC.



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